Exhibit 99.1

Dear colleagues,

Today, we announced that Forte has entered into an agreement to be acquired by argenx. You can read the full announcement here: [link to transaction press release].

While I understand this news may come as a surprise, I am genuinely energized by it. I believe this agreement is a testament to the promise of FB102 to treat celiac disease and vitiligo. The argenx team is enthusiastic about bringing FB102 into their growth plans and expanding their leadership in autoimmune diseases.

To everyone at Forte: thank you. I’m proud of what we’ve built together—the science, the clinical trials, and the difference we have the potential to make for patients. That doesn’t change with this announcement.

So, what does this mean for you right now? The transaction is subject to the successful completion of the tender offer, antitrust clearance and other customary closing conditions, so there is no change today. Forte will continue to operate independently until the closing process is complete. Please stay focused on what matters most: advancing FB102 through its ongoing clinical trials, supporting our regulatory and clinical timelines, and serving the patients and physicians who count on us. That work continues exactly as it has.

I know a change like this brings uncertainty, and I’m committed to keeping you updated as we move through this process. We know you will have questions. We are working with argenx to schedule a joint all-hands call with Karen Massey, CEO of argenx, and me in the coming days to discuss this announcement and answer your questions. We will share details as soon as they are confirmed. For now, my ask is that we keep executing with the same focus and care that got us here. I look forward to talking with all of you soon.

Sincerely,

Paul

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Additional Information and Where to Find It

The tender offer (the “Offer”) has not yet commenced. This document is for informational purposes only and is neither a recommendation, nor an offer to purchase nor a solicitation of an offer to sell any securities of the Forte Biosciences, Inc. (the “Company”) or any other entity, nor is it a substitute for any tender offer materials that argenx BV (the “Parent”), Avena Merger Sub, Inc. (the “Purchaser”) or the Company will file with the Securities and Exchange Commission (the “SEC”). A solicitation and an offer to buy securities of the Company will be made only pursuant to an offer to purchase and related materials that Parent and Purchaser intend to file with the SEC. At the time the Offer is commenced, Parent and Purchaser will file a Tender Offer Statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, with the SEC, and the Company thereafter will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the Offer. THE COMPANY’S SECURITYHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITYHOLDERS SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. The offer to purchase, the related letter of transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement on Schedule 14D-9, will be sent to all stockholders of the Company at no expense to them. The Tender Offer Statement on Schedule TO, the Solicitation/Recommendation Statement on Schedule 14D-9 and other related documents will be made available for free at the SEC’s website at www.sec.gov. Investors and securityholders may also obtain, free of charge, the Solicitation/Recommendation Statement on Schedule 14D-9 and other related documents that the Company has filed with or furnished to the SEC under the “SEC Filings” section of the Company’s investor relations website at https://www.fortebiorx.com/investor-relations/sec-filings/default.aspx.

Forward-Looking Statements

This document contains “forward-looking statements”. These statements relate to future events and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “could,” “expects,” “plans,” “anticipates,” “believes,” and similar expressions intended to identify forward-looking statements. These statements reflect the Company’s current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements include, without limitation, statements regarding the Offer, the subsequent merger (the “Merger”) and other related matters; prospective performance and opportunities; post-closing operations and the outlook for the businesses of the Company and Parent, including, without limitation, results from clinical trials, regulatory applications and related timelines, the ability of Parent to advance the Company’s product pipeline; and any assumptions underlying any of the foregoing. The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements: (i) uncertainties as to the timing of the Offer and the Merger; (ii) the risk that the Offer or the Merger may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of the Company’s stockholders tendering their shares in the Offer; (iv) the possibility that competing offers or acquisition proposals for the Company will be made; (v) the possibility that any or all of the various conditions to the consummation of the Offer or the Merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement by and between the Company, Parent and Purchaser (the “Merger Agreement”), including in circumstances which would require the Company to pay a termination fee or other expenses; (vii) the effect of the announcement or pendency of the transactions contemplated by the Merger Agreement on the Company’s business, its ability to retain and hire key personnel, its ability to maintain relationships with its suppliers and others with whom it does business, or its operating results and business generally; (viii) risks related to diverting management’s attention from the Company’s ongoing business operations; (ix) the risk that stockholder litigation in connection with the transactions contemplated by the Merger Agreement may result in significant costs of defense, indemnification and liability; and (x) other factors as set forth from time to time in the Company’s filings with the SEC, including the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 to be filed with the SEC in connection with the Offer, its Form 10-K for the fiscal year ended December 31, 2025 and any subsequent Form 10-Qs. Any forward-looking statements set forth in this document speak only as of the date of this document. The Company does not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof other than as required by law. You are cautioned not to place undue reliance on any forward-looking statements.